Exhibit 5.1
[Letterhead of Sullivan & Cromwell LLP]
December 13, 2023
Better Home & Finance Holding Company,
3 World Trade Center,
175 Greenwich Street, 57th Floor,
New York, New York 10007.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of (i) 9,808,405 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), to be issued and sold by Better Home & Finance Holding Company, a Delaware corporation (the “Company”), which consist of (a) 6,075,047 shares of Class A common stock (the “Public Warrant Shares”) that are issuable upon the exercise of certain warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”) and (b) 3,733,358 shares of Class A common stock (the “Private Warrant Shares” and, together with the Public Warrant Shares, the “Warrant Shares”) that are issuable upon the exercise of certain warrants that are “Private Placement Warrants” or “Novator Private Placement Warrants” as defined in that certain Letter Agreement, dated as of May 10, 2021, by and among Novator Capital Sponsor Ltd. and certain individuals party thereto (the “Private Warrants”), (ii) up to 418,173,409 shares of Class A common stock which may be sold by the selling stockholders named in the registration statement relating to the Securities (as defined below) (the “Registration Statement”), which consist of (a) 53,665,365 shares of Class A common stock (the “Secondary Class A Shares”), (b) 288,897,403 shares of Class A common stock (the “Class B Conversion Shares”) that are issuable upon the conversion of the Company’s Class B common stock, par value $0.0001 per share (“Class B common stock”), (c) 71,877,283 shares of Class A common stock (the “Class C Conversion Shares” and, together with the Class B Conversion Shares, the “Conversion Shares”) that are issuable upon the conversion of the Company’s Class C common stock, par value $0.0001 per share (Class C common stock”), and (d) 3,733,358 shares of Class A common stock that are issuable upon the exercise of Private Warrants and (iii) 3,733,358 Private Warrants (such securities listed in clauses (i), (ii) and (iii), the “Securities”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, we advise you that, in our opinion:
1.When the Registration Statement has become effective under the Securities Act and the Warrant Shares have been issued and paid for upon the exercise of the Public Warrants or the Private Warrants, in each case in accordance with the Warrant Agreement, dated as of March 3, 2021, by and between the Company (formerly known as Aurora Acquisition Corp.) and Continental Stock Transfer & Trust Company (“Continental”), as assigned, assumed and amended by that certain Assignment, Assumption and Amendment Agreement, dated as of August 22, 2023, by and among the Company, Continental and

Computershare Trust Company, N.A. (“Computershare”), pursuant to which Computershare assumed the role of warrant agent, the Warrant Shares will be validly issued, fully paid and nonassessable.
2.The Secondary Class A Shares are validly issued, fully paid and nonassessable.
3.Upon the issuance and delivery of the Conversion Shares in connection with the conversion of shares of Class B common stock or Class C common stock, as applicable, into shares of Class A common stock in accordance with the Amended and Restated Certificate of Incorporation of the Company, such Conversion Shares will be validly issued, fully paid and nonassessable.
4.The Private Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.
The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Securities” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP